Exhibit 3.1.1

CERTIFICATE OF AMENDMENT

OF

FIFTEENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BIODESIX, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Biodesix, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.

That the name of this corporation is Biodesix, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on December 23, 2005, under the name Elston Technologies, Inc.

2.

That the Board of Directors duly adopted resolutions proposing to amend the Fifteenth Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is as follows:

RESOLVED, that Part C of Article IV of the Fifteenth Amended and Restated Certificate of Incorporation of this corporation is amended and restated to read in its entirety as follows:

700,000 shares of the authorized shares of Preferred Stock are hereby designated “Series A-1 Preferred Stock.” 266,668 shares of the authorized shares of Preferred Stock are hereby designated “Series A-2 Preferred Stock.” 750,000 shares of the authorized shares of Preferred Stock are hereby designated “Series A-3 Preferred Stock” (collectively, with the Series A-1 Preferred Stock and the Series A-2 Preferred Stock, the “Series A Preferred”). 3,641,817 shares of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock.” 2,998,852 shares of the authorized shares of Preferred Stock are hereby designated “Series B-1 Preferred Stock” (together with the Series B Preferred Stock, the “Combined Series B Preferred”). 2,356,597 shares of the authorized shares of the Preferred Stock are hereby designated “Series C Preferred Stock.” 11,781,710 shares of the authorized shares of the Preferred Stock are hereby designated “Series D Preferred Stock.” 13,972,954 shares of the authorized shares of the Preferred Stock are hereby designated “Series E Preferred Stock.” 19,468,203 shares of the authorized shares of the Preferred Stock are hereby designated “Series F Preferred Stock.” 76,464,035 shares of the authorized shares of the Preferred Stock are hereby designated “Series G Preferred Stock.” 23,950,000 shares of the authorized shares of the Preferred Stock are hereby designated “Series H Preferred Stock.” The Series A Preferred, the Combined Series B Preferred, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock and the Series H Preferred Stock are herein together referred to as the “Series Preferred.”

Reverse Stock Split. Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the Certificate of Amendment to this Certificate of Incorporation, each share of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be converted into 0.1684664 shares of Common Stock (the “Reverse Stock Split”). The conversion prices of each series of Preferred Stock of the Corporation shall be accordingly adjusted as provided in Article IV, Part D, Subsection 5(e) of the Fifteenth Amended and Restated Certificate of Incorporation. No fractional shares shall be issued in connection with the Reverse Stock Split. In lieu of any fractional shares to which the respective holders would otherwise be entitled as a result of the Reverse Stock Split, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such Reverse Stock Split shall be determined on the basis of the aggregate number of shares of Common Stock held by such holder.

3.	That the foregoing amendment was approved by the holders of the requisite number of shares of this Corporation in accordance with Section 228 of the General Corporation Law.

4.	That this Certificate of Amendment of Fifteenth Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 of the General Corporation Law.

IN WITNESS WHEREOF, this Certificate of Amendment of Fifteenth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 19th day of October, 2020.

By:	/s/ Robin Cowie
Robin Cowie
Chief Financial Officer

3